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                                                                      EXHIBIT 99

April 19, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-0408

Re: Arthur Andersen, LLP

         The purpose of this letter is to address the requirements of the Securities and Exchange Commission (the "Commission") with respect to issuers that include accountants' reports from Arthur Andersen, LLP ("Andersen") issued after March 14, 2002 in filings with the Commission.

         In connection with the audit of the consolidated financial statements of Books-A-Million, Inc. and subsidiaries (the "Company") as of February 2, 2002, and for the year ended, Andersen has issued a report to the Company dated March 19, 2002. The report is included in the Company's Annual Report on Form 10-K for the fiscal year ended February 2, 2002.

         In accordance with the requirements of the Commission, the Company has received the following written representation from Andersen:

         Arthur Andersen, LLP has audited the consolidated financial statements of Books-A-Million, Inc. and subsidiaries as of February 2, 2002 and for the year ended, and have issued our report thereon dated March 19, 2002. We represent that this audit was subject to our quality control system for the U.S. Accounting and Auditing Practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit, and availability of national office consultation.


Books-A-Million, Inc.

/s/ Richard S. Wallington


Richard S. Wallington
Chief Financial Officer